As filed with the Securities and Exchange Commission on December 3, 2008
Registration No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 POST-EFFECTIVE
AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXERCISE FOR LIFE SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	7997	22-3464709
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 Adam Slazer
Chief Executive Officer
East Field Road, Suite 200-311
Huntersville, NC  28078
Telephone No.:  704-778-1700
(Name, Address and Telephone Number
of Principal Executive Offices and Agent for Service)

Copies of communications to:

JPF Securities Law, LLC.
17111 Kenton Drive
Suite 100B
Cornelius, NC 28031
Telephone No.: (704) 897-8334
Facsimile No.: (888) 608-5705

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

    Large Accelerated Filer   ☐         Accelerated Filer   ☐

    Non-Accelerated Filer   ☐  (Do not check if a smaller reporting company)        Smaller reporting Company   ☒

    The Registration Fee was previously calculated and paid in connection with the filing of the Registration Statement on September 19, 2008.

    No exhibits are filed with this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holder. Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc. The selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus. The percentage of outstanding shares is based on 11,477,050 shares of common stock outstanding as of December 3, 2008.

Name of selling stockholder	Shares of common Stock owned prior to offering	Percent of Common Stock owned prior to offering (1)	Shares of common stock to be sold	Shares of common Stock owned After offering	Percentage of Shares Owned Upon Completion
William C. Moncrief Jr.	1,000	Less than 1%	1,000	0	0%
Terri Lynn Abel	1,000	Less than 1%	1,000	0	0%
Mark A. Dell	1,000	Less than 1%	1,000	0	0%
Judith A. Newland	1,000	Less than 1%	1,000	0	0%
Steven A. Bongiovanni	35,000	Less than 1%	35,000	0	0%
Richard A. West	10,000	Less than 1%	10,000	0	0%
Joseph M. Wilkins	10,000	Less than 1%	10,000	0	0%
Mark J. Koury	5,000	Less than 1%	5,000	0	0%
Christopher S. Moseley	5,000	Less than 1%	5,000	0	0%
Bryan Kuskie	50,000	Less than 1%	50,000	0	0%
Adam D.A. Matisko	2,000	Less than 1%	2,000	0	0%
Stacie D. Criscuolo	2,050	Less than 1%	2,050	0	0%
Thomas F. Von Ohlen	1,000	Less than 1%	1,000	0	0%
Stephen Glaser	1,000	Less than 1%	1,000	0	0%
Valerie A. Garman	10,000	Less than 1%	10,000	0	0%
Stacie K. Branham	1,000	Less than 1%	1,000	0	0%
Ray Moseley	2,000	Less than 1%	2,000	0	0%
William A. Byrd	2,000	Less than 1%	2,000	0	0%
Richard Neil Younts	2,000	Less than 1%	2,000	0	0%
Bradley E. Turner	1,000	Less than 1%	1,000	0	0%
Stacie Dyan Cottone	1,000	Less than 1%	1,000	0	0%
Tray Rorie	100,000	Less than 1%	100,000	0	0%
Angela Cottone	1,000	Less than 1%	1,000	0	0%
Nancy Lea Hart/ Doc Hart	1,000	Less than 1%	1,000	0	0%
Scott R. Tetterton	7,500	Less than 1%	7,500	0	0%
Stanly Nicastro	7,000	Less than 1%	7,000	0	0%
Rodney Slagter	2,000	Less than 1%	2,000	0	0%
Dean A. Stewart	2,000	Less than 1%	2,000	0	0%
George and Nellie Roth	5,000	Less than 1%	5,000	0	0%
Tracie Zehnal	1,000	Less than 1%	1,000	0	0%
Thomas A. Brophy	1,000	Less than 1%	1,000	0	0%
Vanessa Cottone	1,000	Less than 1%	1,000	0	0%
Tara Cottone	1,000	Less than 1%	1,000	0	0%
Sunbelt Studios, LLC	10,000	Less than 1%	10,000	0	0%
Michael W. Chandler	1,000	Less than 1%	1,000	0	0%
(2) Guardian Registrar & Transfer, Inc.	92,500	Less than 1%	92,500	0	0%
(3) Greentree Financial Group, Inc.	1,000,000	8.79%	89,000	911,000	8%
Totals	1,377,050	12.02%	466,050	911,000	8%

(1)
Applicable percentage of ownership is based on 11,477,050 shares as of December 3, 2008 (there are no securities exercisable or convertible into shares of common stock). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.  Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)	Guardian Registrar and Transfer, Inc. received the 92,500 shares of our common stock for its services to the Company as our registrar and transfer agent.
(3)
Robert C. Cottone and Michael Bongiovanni are the owners of Greentree Financial Group, Inc.  Mr. Cottone and Mr. Bongiovanni share equal voting power over the investments of Greentree Financial Group, Inc.  Greentree Financial Group, Inc. received the 1,000,000 shares of our common stock for consulting services that consist of assisting in the preparation of this Form S-1 registration statement and the prospectus included herein, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edgar services. A copy of our consulting agreement with Greentree Financial Group, Inc. is attached hereto as Exhibit 10.1.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on December 3, 2008

Exercise for Life Systems, Inc.

Date: December 3, 2008	By:	/s/ Adam Slazer
	Name:	Adam Slazer
	Title:	Principal Financial Officer, Principal Accounting Officer and Principal Executive Officer

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Adam Slazer	Date: December 3, 2008
Adam Slazer
Principal Financial Officer, Principal Accounting Officer and Principal Executive Officer